Filed pursuant to Rule No. 424(b)(3)
File Number 333-99675

Prospectus Supplement No. 7
(to Prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003,
Prospectus Supplement No. 2 dated April 8, 2003, Prospectus Supplement No. 3 dated May 7,
2003, Prospectus Supplement No. 4 dated June 13, 2003, Prospectus Supplement No. 5, dated June 27, 2003, and Prospectus Supplement No. 6, dated September 4, 2003)

4,076,470 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 7 supplements our prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003, Prospectus Supplement No. 2 dated April 8, 2003, Prospectus Supplement No. 3, dated May 7, 2003, Prospectus Supplement No. 4 dated June 13, 2003, Prospectus Supplement No. 5, dated June 27, 2003, and Prospectus Supplement No. 6, dated September 4, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 7 in conjunction with the prospectus and the prior prospectus supplements listed above.

Amendments to Selling Stockholder Table

          1. On December 23, 2004, Leonard Teninbaum exercised warrants for 42,500 shares of common stock at an exercise price of $2.00 per share.

          2. On January 5, 2005, Jonathan Berg exercised warrants for 10,000 shares of common stock at an exercise price of $2.00 per share.

          3. On January 18, 2005, Jonathan Berg exercised warrants for 15,000 shares of common stock at an exercise price of $2.00 per share.

          4. On January 18, 2005, we gave notice to all holders of Series D Preferred Stock that we were electing to convert the shares of Series D Preferred Stock to common stock. The notice of conversion became effective immediately and resulted in 50,000 issued and outstanding shares of Series D Preferred Stock converting into an aggregate of 129,259 shares of common stock.

          5. On February 4, 2005, Wayne Opperman exercised warrants for 22,000 shares of common stock at an exercise price of $3.01 per share.

As a result of the conversions and warrant exercise, the information relating to various stockholders and certain footnotes related to them contained in the first table of selling stockholders listed in the prospectus is hereby amended in part as follows:

Selling Stockholder	Common Stock Underlying Common Stock Warrant (2) Number	Common Stock Underlying Series D Preferred Stock (4) Number	Common Stock Underlying Common Stock Warrant (5) Number	Maximum Number of Shares Offered Hereby (7) Number
Gerald L & Wilma S Ehrens Family Trust	--	--	11,000	23,926
Granite Capital II LP	--	--	10,421	22,667
Granite Capital LP	--	--	77,579	168,740
Horacek Family Trust	--	--	5,500	11,963
Kathleen Dahlberg, JTWROS	--	--	5,500	11,963
Leonard M Teninbaum Keogh Account	107,500	--	56,100	483,455
Stifel, Nicolaus Custodian for Jonathan A. Berg	--	--	22,000	112,744
Wayne Opperman	--	--	--	60,165

(2)	Includes 820,000 shares of common stock issuable upon exercise of warrants issued to the purchasers of the promissory notes. The warrants are exercisable at $2.00 per common share, subject to adjustment, at any time until September 30, 2006.

(4)	This column formerly included shares of common stock issuable upon the conversion of Series D Preferred Stock. All remaining outstanding shares of Series D Preferred Stock were converted into common stock at our election effective February 1, 2005.

(5)	Includes 473,880 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series D Preferred Stock. The warrants are exercisable at $4.50 per common share, subject to adjustment at any time until March 31, 2007.

(7)	Includes shares of stock that the selling stockholders obtained upon conversion of Series D Preferred Stock, the conversion of convertible subordinated promissory notes and the exercise of warrants, and that they may have the right to acquire pursuant to the exercise of warrants.

(12)	Mr. Leonard M. Teninbaum is trustee of Leonard M. Teninbaum Keogh Account, and is believed by the Company to have sole voting and investment power with respect to the securities held.

(21)	The selling stockholder purchased these securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(22)	The selling stockholder purchased these securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(26)	Gerald L. Ehrens and Wilma S. Ehrens are believed by the Company to have shared voting and investment power with respect to the securities held.

(27)	Anthony J. Horacek is believed by the Company to have sole voting and investment power with respect to the securities held.

The date of this prospectus supplement is February 16, 2005.